Exhibit 4.12

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of December 20, 2011 (this “Supplemental Indenture”), among Sally Beauty Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware (“Holding”), and Sally Investment Holdings LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (“Intermediate Holdings” and, together with Holding, the “Parent Guarantors”), and Sally Holdings LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Company”), and Sally Capital Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Co-Issuer” and, together with the Company, the “Issuers”), and each existing Subsidiary Guarantor under the Indenture referred to below (the “Existing Guarantors”), and Wells Fargo Bank, National Association, a national banking association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuers, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of November 8, 2011 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 6 7/8% Senior Notes due 2019 of the Issuers (the “Notes”);

WHEREAS, Holding owns 100% of the outstanding capital stock of Intermediate Holdings and Intermediate Holdings owns 100% of the outstanding capital stock of the Company;

WHEREAS, each Parent Guarantor desires to fully and unconditionally guarantee all of the obligations of the Company under the Notes and the Indenture on the terms and conditions set forth herein;

WHEREAS, each Parent Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Parent Guarantor is dependent on the financial performance and condition of the Issuers, each of which is a direct or indirect subsidiary of such Parent Guarantor; and

WHEREAS, pursuant to Section 901(4) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, for purposes of adding Guarantees with respect to the Notes;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantors, the Issuers, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined, unless otherwise defined herein.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.  Unless otherwise specified, any reference to a Section refers to such Section of this Supplemental Indenture.

As used in this Supplemental Indenture:

“Note Guarantees” means, collectively, the Parent Guarantees and the Subsidiary Guarantees.

“Note Guarantors” means, collectively, the Parent Guarantors and the Subsidiary Guarantors.

“Parent Guarantee” means the Guarantee of the Company’s obligations under the Notes and the Indenture by each Parent Guarantor pursuant to this Supplemental Indenture.

2.  Parent Guarantees Generally.

(a)   Agreement to Guarantee.  Each Parent Guarantor hereby agrees, as primary obligor and not merely as surety, jointly and severally with all other Note Guarantors, irrevocably and fully and unconditionally, to guarantee, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Parent Guarantors being herein called the “Parent Guaranteed Obligations”).

The obligations of each Parent Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Parent Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Supplemental Indenture or the Indenture, result in the obligations of such Parent Guarantor under the Parent Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(b)   Further Agreements of Each Parent Guarantor.  (i)  Each Parent Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Supplemental Indenture, the Indenture, the Notes or the obligations of the Company or any other Note Guarantor to the Holders or the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Note Guarantor, the recovery of any judgment against the

Company, any action to enforce the same, whether or not a notation concerning its Parent Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Parent Guarantor.

(ii)           Each Parent Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 4) its Parent Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and its Parent Guarantee.  Such Parent Guarantee is a guarantee of payment and not of collection.  Each Parent Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, unless otherwise provided in this Supplemental Indenture, (1) the maturity of the obligations guaranteed by its Parent Guarantee may be accelerated as and to the extent provided in Article VI of the Indenture for the purposes of such Parent Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Parent Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by such Parent Guarantor in accordance with the terms of this Section 2 for the purpose of such Parent Guarantee.  Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Parent Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by either or both Parent Guarantors of their obligations under their respective Parent Guarantees or under this Supplemental Indenture.

(iii)          Until terminated in accordance with Section 4, each Parent Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(c)   Each Parent Guarantor that makes a payment or distribution under its Parent Guarantee shall have the right to seek contribution from the Company or any non-paying Note

Guarantor that has also Guaranteed the relevant Parent Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(d)   Each Parent Guarantor acknowledges that it will receive direct and indirect benefits from the arrangements contemplated by this Supplemental Indenture and the Indenture and that its Parent Guarantee, and the waiver set forth in Section 5, are knowingly made in contemplation of such benefits.

(e)   Each Parent Guarantor, pursuant to its Parent Guarantee, also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Parent Guarantee.

3.  Continuing Guarantees.  (a)  Each Parent Guarantee shall be a continuing Guarantee and shall (i) subject to Section 4, remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Parent Guaranteed Obligations of the Parent Guarantor then due and owing, (ii) be binding upon such Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b)   The obligations of each Parent Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Parent Guarantor hereunder and under its Parent Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Note Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Note Guarantor or otherwise, all as though such payment had not been made.

4.  Release of Parent Guarantees.  Notwithstanding the provisions of Section 3, Parent Guarantees will be subject to termination and discharge under the circumstances described in this Section 4.  Any Parent Guarantor will automatically and unconditionally be released from all obligations under its Parent Guarantee, and such Parent Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) at any time that such Parent Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Parent Guarantee shall also be reinstated to the extent that such Parent Guarantor would then be required to provide a Parent Guarantee pursuant to this Supplemental Indenture or the Indenture), (ii) upon the merger or consolidation of any Parent Guarantor with and into the Company or another Note Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Parent Guarantor following the transfer of all of its assets to the Company or another Note Guarantor, (iii) upon Defeasance or Covenant Defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or (iv) subject to Section 3(b), upon payment in full of the aggregate principal amount of all Notes then Outstanding and all other Parent Guaranteed Obligations then due and owing.

In addition, the Company will have the right, upon 30 days’ written notice to the Trustee, to cause any Parent Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to be unconditionally released from all obligations under its Parent Guarantee, and such Parent Guarantee shall thereupon terminate and be discharged and of no further force or effect.

Upon any such occurrence specified in this Section 4, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Parent Guarantee.

5.  Waiver of Subrogation.  Each Parent Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and the Indenture or such Parent Guarantor’s obligations under its Parent Guarantee and the Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until the Indenture is discharged and all of the Notes are discharged and paid in full.  If any amount shall be paid to any Parent Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Parent Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture.

6.  Notation Not Required.  Neither the Company nor any Parent Guarantor shall be required to make a notation on the Notes to reflect any Parent Guarantee or any release, termination or discharge thereof.

7.  Successors and Assigns of Parent Guarantors.  All covenants and agreements in this Supplemental Indenture and the Indenture by each Parent Guarantor shall bind its respective successors and assigns, whether so expressed or not.

8.  Notices.  Notice to any Parent Guarantor shall be sufficient if addressed to such Parent Guarantor care of the Company at the address, place and manner provided in Section 109 of the Indenture.

9.  Joint and Several Guarantees.  Each Note Guarantor hereby agrees that its Note Guarantee is joint and several with all other Note Guarantees.

10.  Parties.  Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right,

remedy or claim under or in respect of each Parent Guarantor’s Parent Guarantee or any provision contained herein.

11.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  THE TRUSTEE, THE COMPANY, THE CO-ISSUER, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

12.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

13.  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

14.  Headings.  The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

15.  Conflict with TIA.  If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Supplemental Indenture, the latter provision shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed (i) to apply to this Supplemental Indenture as so modified or (ii) to be excluded, as the case may be.

16.  Separability Clause.  In case any provision hereof shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SALLY BEAUTY HOLDINGS, INC.,
as Parent Guarantor

By:	/s/ Mark Flaherty
Name: Mark Flaherty
Title: SVP & CFO

SALLY INVESTMENT HOLDINGS LLC,
as Parent Guarantor

By:	/s/ Mark Flaherty
Name: Mark Flaherty
Title: SVP & CFO

SALLY HOLDINGS LLC

By:	/s/ Mark Flaherty
Name: Mark Flaherty
Title: SVP & CFO

SALLY CAPITAL INC.

By:	/s/ Mark Flaherty
Name: Mark Flaherty
Title: SVP & CFO

ARMSTRONG McCALL HOLDINGS L.L.C.
BEAUTY HOLDING LLC
SALLY BEAUTY INTERNATIONAL FINANCE LLC
DIORAMA SERVICES COMPANY, LLC
SALLY BEAUTY DISTRIBUTION LLC
BEAUTY SYSTEMS GROUP LLC
SALLY BEAUTY SUPPLY LLC
ARMSTRONG McCALL MANAGEMENT L.C.
SALON SUCCESS INTERNATIONAL, L.L.C.
ARMSTRONG McCALL, L.P.
ARMSTRONG McCALL HOLDINGS, INC.
BRENTWOOD BEAUTY LABORATORIES INTERNATIONAL, INC.
BEYOND THE ZONE, INC.
COLORESSE, INC.
ENERGY OF BEAUTY, INC.
ESTHETICIAN SERVICES, INC.
FOR PERMS ONLY, INC.
HIGH INTENSITY PRODUCTS, INC.
ION PROFESSIONAL PRODUCTS, INC.
LAND OF DREAMS, INC.
MIRACLE LANE, INC.
VENIQUE, INC.
NAIL LIFE, INC.
NEW IMAGE PROFESSIONAL PRODUCTS, INC.
PROCARE LABORATORIES, INC.
SALLY BEAUTY DISTRIBUTION OF OHIO, INC.
SATIN STRANDS, INC.
SEXY U PRODUCTS, INC.
SILK ELEMENTS, INC.
TANWISE, INC.
SOREN ENTERPRISES, INC.
POWER IQ, INC.
DESIGN LENGTHS, INC.
FEMME COUTURE INTERNATIONAL, INC.
GENERIC VALUE PRODUCTS, INC.
INNOVATIONS — SUCCESSFUL SALON SERVICES
ARNOLDS, INC.
NEKA SALON SUPPLY, INC.
AERIAL COMPANY, INC.,

as Subsidiary Guarantors

By:	/s/ Mark Flaherty
Name: Mark Flaherty
Title: SVP & CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
Name: Martin Reed
Title: Vice President